EXHIBIT 99.1

Contact: Howard H. Nolan Senior Executive Vice President Chief Financial Officer and Corporate Secretary 631.537.1001 ext. 7255

Bridge Bancorp, Inc. to Trade Its Common Stock On NASDAQ

BRIDGEHAMPTON, N.Y., June 5, 2008 (PRIME NEWSWIRE) -- Bridge Bancorp, Inc., the holding company for The Bridgehampton National Bank, Bridgehampton, New York, announced today its common stock will begin trading on The NASDAQ Global Select Market effective on Monday, June 9, 2008. The Company's common stock will continue to trade under the symbol "BDGE." The Company's application for listing its common stock was approved by NASDAQ on Tuesday, June 3, 2008.

Kevin O'Connor, President and Chief Executive Officer of Bridge Bancorp, Inc. commented, "The acceptance of Bridge Bancorp by NASDAQ is an important milestone in the development and future growth of our company and we are proud to have satisfied the NASDAQ Global Select Market listing standards. We look forward to introducing our company to NASDAQ investors and believe this move will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors."

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business. For more information about NASDAQ, visit the NASDAQ Web site at http://www.nasdaq.com.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank, which was established in 1910.

The Bank, with assets of approximately $650 million, operates 14 retail branch locations in its primary market area of eastern Long Island, extending westward into Riverhead Town. Through its branch network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank's wholly owned subsidiary, Bridge Abstract LLC.

Bridgehampton National Bank continues its rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

This release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Included are those statements in the first paragraph of the release regarding the expected benefit of NASDAQ listing on the trading, liquidity and attractiveness of the Company's common stock. Such forward-looking statements which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. For such statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing conditions in the public equity markets, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; and other factors discussed in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.